Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

NXP Semiconductors N.V. High Tech Campus 60 5656 AG EINDHOVEN The Netherlands	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam
T +31 20 577 1771 F +31 20 577 1775

Date 22 March 2011	J.J.J. Schutte
Advocaat
Our ref. M10028379/1/20502389/TGAA

Dear Madam / Sir:

NXP Semiconductors N.V. (the “Issuer”)

SEC registration of common shares

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex A (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements included in, the following documents:

3.1	A copy of the Registration Statement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

3.2	A copy of:

(a)	the Deed of Incorporation and the Articles of Association, as provided to me by the Chamber of Commerce;

(b)	the Trade Register Extract; and

(c)	the Shareholders Register.

3.3	A copy of:

(a)	each Corporate Resolution; and

(b)	the Board Certificate.

3.4	A copy of:

(a)	each Deed of Issue; and

(b)	the Declaration.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for purpose of this opinion. My examination has been limited to the text of the documents.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

4.2	The Shares have been validly accepted by the subscribers for them.

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5	Opinion

Based on the documents and my investigations referred to and the assumptions made in paragraphs 3 and 4, I am of the following opinion:

5.1	Each Share has been validly issued and fully paid and is nonassessable.[1]

6	Reliance

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.

6.2	Each person relying on this opinion agrees, in so relying, that only De Brauw shall have any liability in connection with this opinion, and that, except as otherwise required by the Securities Act, the agreement in this paragraph 6.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law.

6.3	The Issuer may:

(a)	file this opinion as an exhibit to the Registration Statement; and

(b)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus in relation to the Registration.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or

[1]

“Nonassessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “nonassessable” referred to in paragraph 5, means that no person has a right to require the holder of any Share to pay it any amount in addition to the amount required for the share to be fully paid (for the avoidance of doubt, without prejudice to claims based on tort (onrechtmatige daad)).

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any rules or regulations of the SEC promulgated under it.

Yours faithfully,

De Brauw Blackstone Westbroek N.V.

/s/ J.J.J. Schutte
J.J.J. Schutte

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Annex A – Definitions

In this opinion:

“Articles of Association” means the Issuer’s articles of association as in force at the date of each Deed of Issue and at the date of this opinion.

“Board Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex B.

“Chamber of Commerce” means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its principal place of business.

“Corporate Resolution” means each of:

(a)	a written resolution of KASLION Holding B.V. in its stated capacity as the Issuer’s sole shareholder dated 28 September 2006;

(b)	a written resolution of KASLION Holding B.V., Stichting Management Co-Investment B.V. and Koninklijke Philips Electronics N.V. in their stated capacity as the Issuer’s only shareholders dated 7 December 2007; and

(c)	a written resolution of the Issuer’s managing board (directie) dated on or about 7 December 2007.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Declaration” means the declaration as referred to in Section 2:203a subsection 1 Civil Code (Burgerlijk Wetboek) from ABN AMRO Bank N.V. and attached to the Deed of Incorporation.

“Deed of Incorporation” means the Issuer’s deed of incorporation dated 2 August 2006.

“Deed of Issue” means each of:

(a)	the Deed of Incorporation;

(b)	the deed of issuance of registered shares in the capital of KASLION Acquisition B.V. dated 29 September 2006; and

(c)	the deed of issue of shares in the capital of KASLION Acquisition B.V. dated 29 February 2008;

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together providing for the issue of the Shares.

“Issuer” means NXP Semiconductors N.V., with corporate seat in Eindhoven.

“Registration” means the registration of the Shares with the SEC under the Securities Act.

“Registration Statement” means the registration statement on form F-1 in relation to the Registration to be filed with the SEC on the date hereof (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Register” means the Issuer’s shareholders’ register.

“Shares” means a maximum of 28,750,000 registered common shares, nominal value of EUR 0.20 each, in the Issuer’s capital, issued by the Issuer pursuant to the Corporate Resolutions.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated the date hereof.

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Annex B – Board Certificate

[To be attached as separate document]

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BOARD CERTIFICATE OF THE BOARD OF

NXP SEMICONDUCTORS N.V.

THE UNDERSIGNED:

(1)	Richard Lynn Clemmer (Chief Executive Officer),
(2)	Sir Peter Bonfield (Chairman, non executive director)
(3)	Johannes Peter Huth (vice-chairman, non executive director),
(4)	Nicolas François Louis Cattelain (non executive director),
(5)	Eric Paul Coutinho (non executive director),
(6)	Egon Durban (non executive director),
(7)	Ian Kimball Loring (non executive director),
(8)	Michel Plantevin (non executive director),
(9)	Richard Charles Wilson (non executive director),
(10)	Kenneth Allen Goldman (non executive director), and
(11)	Josef Käser (non executive director),

acting in their capacity as members of the board (the “Board”) of NXP Semiconductors N.V., a limited liability company with corporate seat in Eindhoven, the Netherlands and having its address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands (the “Issuer”) and together forming the entire Board of the Issuer,

WHEREAS:

(a)	The Issuer understand that certain of its shareholders intend to offer up to 28,750,000 Shares in the share capital of the Issuer in an offering as described in the registration statement filed with the U.S. Securities and Exchange Commission on or about the date of this Board Certificate and to register the Shares with the U.S. Securities and Exchange Commission.

(b)	The Shares have been admitted to listing and trading on the NASDAQ Global Select Market.

(c)	This is the Board Certificate referred to in the opinion from De Brauw re. “NXP Semiconductors N.V. (the “Issuer”) - SEC registration of common shares” and dated the date hereof (the “Opinion”).

(d)	Terms defined in the Opinion have the same meaning in this Board Certificate. In this Board Certificate “including” means: including, without limitation.

CERTIFY AND UNDERTAKE, upon due and careful consideration and after having made all necessary enquiries:

1	Authenticity

(a)	Each copy document (including each Corporate Resolution, each Deed of Issue and the electronic Shareholders Register) delivered to De Brauw as an attachment to the e-mail to which an executed copy of this Board Certificate was attached, is a correct and complete copy of the original;

(b)	each such original remains in full force and effect without modification on the date of this Board Certificate; and

(c)	we are not aware of any fact or circumstance which we understand or suspect has or may have any impact on the correctness of the Opinion and which has not been disclosed to De Brauw in writing.

2	Trade Register information

All information regarding the Issuer (including its articles of association) registered or on file with the Dutch Trade Register is true, accurate, complete and up to date.

3	Solvency

(a)	We are not aware of the Issuer being subject to any bankruptcy, suspension of payments, emergency measures, other insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings or other laws relating to or affecting the rights of creditors; and

(b)	we are not aware of any fact or circumstance (including (i) any claim, litigation, arbitration or administrative or regulatory proceedings (in each case whether actual or threatened), and (ii) any fact or circumstance related to the financial condition, performance, business or prospects of the Issuer) which could reasonably be expected to lead to the Issuer becoming subject to any proceedings or laws as referred to in paragraph 3(a) above.

4	Corporate Resolutions

(a)	We are not aware of any fact or circumstance (including (i) any lack of capacity of any person, (ii) any conflict of interest, (iii) any force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or mistake (dwaling), and (iv) any amendment or supplement) which has the effect or could have the effect that any Corporate Resolution is not or ceases to be in full force and effect without modification; and

(b)	to the best of our knowledge each Corporate Resolution is reasonable and fair and we are not aware of any claim (whether actual or threatened and including any claim, litigation, arbitration or administrative or regulatory proceedings) to the contrary.

5	Deeds of Issue and Shares

To the best of our knowledge:

(a)	the Deed of Incorporation and each other Deed of Issue was within the capacity and powers of, and was validly authorised and entered into by, each party; and

(b)	the amount to be paid on the Shares issued pursuant to the Deed of Incorporation has been made available to the Issuer in accordance with the Declaration and all other Shares have been paid in accordance with the relevant Deed of Issue.

RELIANCE:

De Brauw may rely on this Board Certificate (without personal liability for the undersigned).

IN EVIDENCE WHEREOF:

this certificate was signed by Richard Lynn Clemmer, Chief Executive Officer of the Issuer, also on behalf of the other members of the Board on the basis of e-mails to this effect.

By:

/s/ R.L. Clemmer

Name:	R.L. Clemmer
Date:	22 March 2011